Exhibit 99.1

Contact:
Jean Suzuki	Jim Goff
Product Communications	Investor Relations
(510) 574-1550	(510) 574-1421
Jean.Suzuki@pdl.com	James.Goff@pdl.com

NEW DATA FOR NUVION® PRESENTED AT

DIGESTIVE DISEASE WEEK CONFERENCE

- Preliminary data suggest Nuvion shows clinical activity in pretreated moderate-to-severe Crohn’s disease patients -

- Additional research data support potential for Nuvion in ulcerative colitis patients -

Fremont, Calif., May 24, 2006 - PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) today announced that new data from studies of Nuvion® (visilizumab) in Crohn’s disease (CD) and ulcerative colitis (UC) were presented at the annual Digestive Disease Week (DDW) conference this week. In addition to the first presentation of preliminary clinical data evaluating Nuvion in moderate-to-severe inflammatory, non-penetrating Crohn’s disease (CD), investigators also presented research data that further characterize Nuvion’s potential mechanism of action and support the continued investigation of Nuvion in patients with intravenous steroid-refractory ulcerative colitis (IVSR-UC).

Nuvion is a humanized monoclonal antibody that binds to CD3, a protein on the surface of T cells. It is under investigation as a potential treatment for various autoimmune diseases such as inflammatory bowel disease. DDW is the largest meeting in the world for gastroenterologists and is taking place from May 20 to 25 in Los Angeles, Calif.

Nuvion Shows Promise in Crohn’s Disease

An oral presentation, “A Phase I Study: Visilizumab Therapy in Crohn’s Disease (CD) Patients Refractory to Infliximab Treatment” [Abstract #769] given by Daan Hommes M.D., Head, Center for Inflammatory Bowel Diseases, Academic Medical Center, Amsterdam, featured preliminary results from a multi-center, open-label study of Nuvion in moderate to severe, inflammatory, non-penetrating CD. The data suggested that two 10 mcg/kg doses of Nuvion could be administered by IV bolus injection on consecutive days and appeared to have clinical activity.

In these patients with severe inflammatory CD, the coincident drop in the inflammatory blood marker, C-reactive protein (CRP), suggested Nuvion may have had a role in symptom improvement.

“Initial results from this study showed that Nuvion appeared to improve Crohn’s disease symptoms,” Dr. Hommes said. “These results suggest that, in addition to its potential as a treatment alternative for patients with severe to fulminant ulcerative colitis, Nuvion merits further study as a potential treatment for moderate-to-severe Crohn’s disease patients, particularly those who failed prior infliximab treatment.”

Ten of the 14 patients reported a clinical response by Day 59, as determined by a drop in the Crohn’s Disease Activity Index (CDAI) score of 100 points. Five of the patients achieved a complete remission, as defined by a CDAI score of 150 or less, during the 59 days. Of note, two patients who never responded, as well as seven patients who lost their response to infliximab, responded to Nuvion.

The severity, incidence and drug relatedness of the adverse events were similar to what has been seen in UC patients who had received the same dose of Nuvion (10 mcg/kg). Specifically, a transient decline in T cells and mild-to-moderate symptoms of cytokine release syndrome (CRS) were reported in the majority of patients. In addition, a transient elevation of transaminases was observed in 10 of 14 patients within days following the infusions. No lymphoproliferative, malignant or life-threatening adverse events were reported.

Steven Benner, M.D., Senior Vice President and Chief Medical Officer, PDL, said, “We are encouraged by the growing body of clinical evidence suggesting Nuvion is a clinically active treatment for patients with CD as well as UC. Based on the early results presented here, we are engaged in active discussions with our advisors to determine next steps to further evaluate Nuvion’s potential in CD. Separately, we are continuing to enroll patients in our pivotal Phase 2/3 RESTORE 1 trial, which is investigating Nuvion as a potential treatment option in IVSR-UC patients. Pending a DSMB review later this year, we hope to initiate a second pivotal Phase 3 study of Nuvion in UC patients.”

Research Data Support Nuvion Clinical Program

During the meeting, research analyses using patient samples from a now completed Phase 1/2 study of Nuvion in IVSR-UC patients were the subject of three poster presentations. Of the 76 patients treated with Nuvion and evaluated in an interim analysis, 51 responded to treatment. Major findings include:

•	Identification of biomarkers of Nuvion activity in IVSR-UC. The study titled, “Biomarkers for Visilizumab Therapy of Intravenous Steroid Refractory Ulcerative Colitis (IVSR_UC)” [Abstract S1322 – Sunday, May 21], showed higher levels of CD8+ T-cell counts and serum IP-10 levels in responders compared with non-responders long after Nuvion had cleared the circulation, suggesting these biological activities could potentially be used as biomarkers of Nuvion activity in IVSR-UC.

•	Histological improvement in Nuvion-treated IVSR-UC patients. The study titled, “Visilizumab Treatment Promotes Morphological Recovery, Reduces Inflammatory Markers and Affects T Cell Subsets In Mucosa of Ulcerative Colitis Patients” [Abstract S1332 - Sunday, May 21], presented an evaluation of tissue biopsies of the intestinal mucosa pre- and post-treatment with Nuvion. A decrease in disease activity and a reduction of inflammatory markers were seen in these biopsy samples. Nine of 11 clinical responders showed histological improvement. Evidence of mucosal healing will also be presented.

•	CD8+ regulatory T-cell activity. The study titled “Clinical Responses to Visilizumab in Intravenous Steroid Refractory Ulcerative Colitis (IVSR-UC) is Associated with Changes in CD8+ T Cells” [Abstract M1735 – Monday, May 22] showed that in a lymphocyte culture experiment, Nuvion induced CD8+ T-cell expansion and CD8+ regulatory T-cell activity.

Two additional posters of UC research conducted in collaboration with researchers at the University of California at San Francisco and at Cedars-Sinai Medical Center were presented. The study titled, “Visilizumab Induces Apoptosis of Mucosal T cells from Ulcerative Colitis Patients In Vitro” [Abstract S1690 – Sunday, May 21] showed that Nuvion in vitro induced apoptosis of intestinal T cells isolated from moderate-to-severe UC patients and not of T cells from the blood. The study titled, “Relationship of Phenotype and Function of Blood T Lymphocytes to Disease Severity in Ulcerative Colitis Patients” [Abstract 1201 - Wednesday, May 24] suggested that treatment strategies for UC patients should focus on therapies that promote mucosal healing and restoration of the mucosal immune balance rather than general immunosuppression. Collectively, these data help advance our understanding of how Nuvion may produce its clinical activity in patients with IVSR-UC.

About DDW

DDW is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases, the American Gastroenterological Association, the American Society for Gastrointestinal Endoscopy and the Society for Surgery of the Alimentary Tract, DDW takes place May 20-25, 2006, at the Los Angeles Convention Center. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. For more information, visit www.ddw.org.

About PDL BioPharma, Inc.

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. The company currently markets and sells a portfolio of leading products in the acute-care hospital setting in the United States and Canada and generates royalties through licensing agreements with top-tier biotechnology and pharmaceutical companies based on its pioneering antibody humanization technology. Currently, PDL BioPharma’s diverse late-stage product pipeline includes six investigational compounds in Phase 2 or Phase 3 clinical development for hepatorenal syndrome, autoimmune and inflammatory diseases, cardiovascular disorders and cancer. Further information on PDL BioPharma is available at http://www.pdl.com.

Forward-looking Statement

The information in this press release should be considered accurate only as of the date of the release. PDL has no intention of updating and specifically disclaims any duty to update the information in this press release for any reason, except as required by law, even as new information becomes available or other events occur in the future. This press release may contain “forward-looking statements” that are based on current expectations and assumptions that are subject to risks and uncertainties. PDL’s actual results may differ materially from those in the forward-looking statements because of various factors, risks and uncertainties. For further information regarding factors, risks and uncertainties that may cause such differences, please refer to PDL’s filings made with the Securities and Exchange Commission, including the “Risk Factors” sections of PDL’s Quarterly and Annual Reports, copies of which may be obtained at the “Investors” section on PDL’s website at www.pdl.com. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc. Nuvion is a registered trademark and RESTORE is considered a trademark of PDL BioPharma, Inc.

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